Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
December 14, 2009

First National Corporation Announces $0.14 Per Common Share Dividend Payment

Strasburg, Virginia (December 14, 2009) – The Board of Directors of First National Corporation (OTCBB: FXNC) declared a regular quarterly dividend on November 4, 2009 of $0.14 per common share. The dividend was paid on December 11, 2009 to common shareholders of record as of November 27, 2009.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank currently offers loan, deposit, trust and investment products and services from 12 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.